Exhibit 99.1

FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. Obtains Validation of European Patent for Alzheimer’s Vaccine in 19 Countries

New Patent Underscores Intellect’s Leadership in Immunotherapy for Alzheimer’s Disease

New York, NY, September 19, 2007 / PRNewswire / — Intellect Neurosciences, Inc. (OTCBB: ILNS), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and related disorders, announced today that European Patent No. 1237930 covering chimeric peptide vaccines has been validated in nineteen European countries. The nine month opposition period for the patent expired on August 8, 2007. The patent also has been granted in several other countries outside of Europe. Intellect Neurosciences is the exclusive assignee of the patent, which relates to the Company’s RECALL-VAX™ technology.

“The validation of our patent in Europe strengthens our competitive advantage in a therapeutic area that is a front runner in the attack against Alzheimer’s disease,” commented Dr. Daniel Chain, Intellect’s Chairman and Chief Executive Officer. “We are excited about this promising technology that possesses a unique combination of safety features, which potentially enables it to be used to treat patients suffering from Alzheimer’s disease and also to prevent or delay the onset of this devastating disease.”

“There are multiple challenges in developing a means to safely immunize elderly individuals and avoid the failures encountered in previous clinical trials sponsored by major pharmaceutical companies,” commented Professor Benjamin Chain, at the Department of Immunology and Molecular Pathology, Windeyer Institute of Medical Sciences, University College London. Professor Chain is the inventor of RECALL-VAX™ and is a member of Intellect’s Scientific Advisory Board. Professor Chain added: “The major challenges are the need to: mount a robust immune response when the immune system has become senescent as the result of age; avoid autoimmune reactions; and ensure that the antibodies generated do not interfere with the normal physiological functions of the Amyloid Precursor Protein. RECALL-VAX™ is specifically designed to address these issues.” Professor Benjamin Chain is the brother of Intellect’s Chairman and CEO, Dr. Daniel Chain.

About the RECALL-VAX™ technology:

The key to inactivation of amyloid-beta toxin by vaccination is to stimulate a strong antibody immune response that targets and inactivates or promotes the clearance of the toxin. The generation of such antibodies requires a T-cell response. Although beta amyloid contains epitopes that can stimulate such a T-cell response, these particular epitopes carry the risk of inducing harmful autoimmunity. In RECALL-VAX™, the harmful human beta amyloid specific T-cell epitopes are replaced with a safe T-cell epitope, such as bacterial Tetanus Toxoid, against which most people have been vaccinated. Moreover, by using only short fragments of the amyloid-beta toxin too small to contain T-cell epitopes, the immune response is more specific than when larger pieces are used, ensuring that only the toxin, rather than the Amyloid Precursor Protein, is targeted by the antibody.

About Alzheimer’s disease

Alzheimer’s disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer’s pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer’s disease in the major markets worldwide with the number increasing as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and related disorders. The company has a broad proprietary immunotherapy platform for both active immunization and passive (using humanized monoclonal antibodies) against Alzheimer’s disease. Also, Intellect has recently completed Phase I clinical trials for OXIGON™, a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer’s disease and other disorders.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza, J.D., C.P.A.
President & Chief Financial Officer
Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300